State of Delaware
Secretary of State
Division of Corporations
Delivered 12:28 PM 04/11/2006
FILED 12:13 PM 04/11/2006
SRV 060338530 - 4140386 FILE

CERTIFICATE OF INCORPORATION

FIRST: The name of this corporation shall be: SUSTUT EXPLORATION INC.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is Corporation Service Company.

THIRD: The purpose or purposes of the corporation shall be:

> To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock, which this corporation is authorized to issue, is Two Hundred Million (200,000,000) shares of common stock with a par value of $.001.

FIFTH: The name and address of the incorporator is as follows:

Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, Delaware 19808

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 11th day of April, A.D. 2006.

Corporation Service Company, Incorporator

By: Rita J. LePore

Name: Rita J. LePore
Assistant Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:51 PM 04/17/2008
FILED 01:53 PM 04/17/2008
SRV 080443894 - 4140386 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SUSTUT EXPLORATION INC.

Sustut Exploration Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

1. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article Fourth thereof in its entirety and inserting the following in lieu thereof:

> "Fourth: The total number of shares of stock of which the corporation shall have authority to issue is Two Hundred Million (200,000,000), all of which shall be designated as common stock, $0.001 par value per share.
>
> Effective as of 5:00 pm, New York time, on April 17, 2008 (the "Effective Time") each share of the corporation's common stock, $0.001 par value per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into 0.99026241954 of a share of common stock, $0.001 par value per share, of the corporation (the "New Common Stock"). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by 0.99026241954. No fractional shares of New Common Stock shall be issued as a result of such stock split, and any fractional shares owed due to such split shall be rounded up or down to the nearest whole share"

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT]

IN WITNESS WHEREOF, Sustut Exploration, Inc. has caused this Certificate to be executed by its duly authorized officer on this 17th day of April, 2008.

SUSTUT EXPLORATION. INC.

By:/s/ Terry Hughes
Name: Terry Hughes
Title: President

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:40 PM 03/26/2009
FILED 04:36 PM 03/26/2009
SRV 090306650 - 4140386 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of SUSTUT EXPLORATION INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

FIRST: The name of the corporation is: OPTEX SYSTEMS HOLDINGS, INC.

FURTHER RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH"so that, as amended, said Article shall be and read as follows:

FOURTH: The corporation shall be authorized to issue the following shares:

Class	Number of Shares	Par Value
COMMON	200,000,000	$0.001
PREFERRED	5,000	$0.001

* A Certificate of Designation designating 1,027 shares of Preferred Stock as Series A Convertible Preferred Stock is being filed simultaneously with this Certificate of Amendment.

FURTHER RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "SIXTH" so that, as amended, said Article shall be and read as follows:

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

(1) The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the By-laws. Election of directors need not be by ballot unless the By-laws so provide.

(2) The Board of Directors shall have power without the assent or vote of the stockholders:

(a) To make, alter, amend, change, add to or repeal the By-laws of the corporation; to fix and vary the amount of capital to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(b)To determine from time to time whether, and at what times and places, and under

what conditions the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

(3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders, at any meeting of the stockholders called for the purpose of considering any such act or contract, or through a written consent in lieu of a meeting in accordance with the requirements of the General Corporation Law of Delaware, as amended from time to time, and any contract or act that shall be so approved or be so ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting (or by written consent whether received directly or through a proxy) and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been approved, ratified, or consented to by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

(4) In addition to the powers and authorities herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any By-laws from time to time made by the stockholders; provided, however, that no By-laws so made shall invalidate any prior act of the directors which would have been valid if such By-law had not been made.

FURTHER RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "SEVENTH" so that, as amended, said Article shall be and read as follows:

SEVENTH: No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102 (b)(7) of the Delaware General Corporation Law, as amended from time to time. The corporation shall indemnify to the fullest extent permitted by Sections 102 (b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such sections grant the corporation the power to indemnify.

FURTHER RESOLVED, that the Certificate of Incorporation of this corporation be amended by adding the Article thereof numbered "EIGHTH" so that, as amended, said Article shall be and read as follows:

EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or

receivers appointed for this corporation under the provisions of Section 279 Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and /or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

FURTHER RESOLVED, that the Certificate of Incorporation of this corporation be amended by adding the Article thereof numbered "NINTH" so that, as amended, said Article shall be and read as follows:

NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of snares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 26th day of March, 2009.

By: ______________________

Title: President and Chief Executive Officer

Name: Andrey Oks

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:40 PM 03/26/2009
FILED 05:41 PM 03/26/2009
SRV 090306670 - 4140386 FILE

CERTIFICATE OF DESIGNATION
OF
SERIES A CONVERTIBLE
PREFERRED STOCK, $0.001 PAR VALUE PER SHARE

OF

OPTEX SYSTEMS HOLDINGS, INC.

(formerly, Sustut Exploration Inc.)

1. Designation: Number of Shares. The designation of said series of Preferred Stock shall be Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock shall be 1,027. Each share of Series A Preferred Stock shall have a stated value equal to $6,000 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Series A Stated Value"), and $.001 par value. The existence of the Preferred Stock shall be perpetual.

2. Liquidation Rights. Upon the occurrence of a "Liquidation Event" (as defined below), the Holders of the Series A Preferred Stock shall be entitled to receive, and before any payment or distribution shall be made on any Junior Stock, out of the assets of the Corporation available for distribution to stockholders, an amount equal to one (1) times the Series A Stated Value per share of Series A Preferred Stock. Upon the payment in full of all amounts due to the Holders of the Series A Preferred Stock and Junior Stock shall receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the Holders of the Series A Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the Holders of Series A Preferred Stock upon a Liquidation Event, then all such assets of the Corporation shall be distributed to the exclusion of the Holders of Junior Stock ratably among the Holders of the Series A Preferred Stock. "Liquidation Event" shall mean (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations unless (a) the Holders of the Series A Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series A Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation's assets, unless the Holders of a majority of the shares of Series A Preferred Stock elect otherwise. "Junior Stock" shall mean any equity securities of the Corporation other than the Series A Preferred Stock.

3. Conversion into Common Stock. Holders of shares of Series A Preferred Stock shall have the following conversion rights and obligations:

(a) Subject to the further provisions of this paragraph 4 each Holder of Series A Preferred Stock shall have the right at any time commencing after the issuance to the Holder of shares of Series A Preferred Stock, to convert such shares (collectively "Stated Value") into fully paid and non-assessable shares of Common Stock of the Corporation determined in accordance with the applicable "Conversion Price" provided in paragraph 3(b) below (the "Conversion Price").

(b) The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall the number of shares of Series A Preferred Stock being converted multiplied by the Stated Value per share being converted divided by the Conversion

Price. The Conversion Price of the Series A Preferred Stock shall initially be $0.15. The Conversion Price shall also be subject to adjustment as described below.

(c) Holder will give notice of its decision to exercise its right to convert the Series A Preferred Stock, or part thereof by telecopying an executed and completed Notice of Conversion (a form of which is annexed as Exhibit A to this Certificate of Designation) to the Corporation via confirmed telecopier transmission. The Holder will not be required to surrender the Series A Preferred Stock certificate until the Series A Preferred Stock has been fully converted. Each date on which a Notice of Conversion is telecopied to the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will itself or cause the Corporation's transfer agent to transmit the Corporation's Common Stock certificates representing the Common Stock issuable upon conversion of the Series A Preferred Stock to the Holder via express courier for receipt by such Holder within five (5) business days after receipt by the Corporation of the Notice of Conversion (the "Delivery Date"). In the event the Common Stock is electronically transferable, then delivery of the Common Stock must be made by electronic transfer provided request for such electronic transfer has been made by the Holder. A Series A Preferred Stock certificate representing the balance of the Series A Preferred Stock not so converted will be provided by the Corporation to the Holder if requested by Holder, provided the Holder has delivered the original Series A Preferred Stock certificate to the Corporation. To the extent that a Holder elects not to surrender Series A Preferred Stock for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Corporation against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount of the Series A Stated Value then owned by the Holder.

In the case of the exercise of the conversion rights set forth in paragraph 4(a) the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation of the Notice of Conversion. The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the recordholder of such Common Stock and shall on the same date cease to be treated for any purpose as the record Holder of such shares of Series A Preferred Stock so converted.

Upon the conversion of any shares of Series A Preferred Stock no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the Holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

The Corporation shall not be required, in connection with any conversion of Series A Preferred Stock, and payment of dividends on Series A Preferred Stock to issue a fraction of a share of its Series A Preferred Stock or Common Stock and may instead deliver a stock certificate representing the next whole number.

(d) The Conversion Price determined pursuant to Paragraph 4(b) shall be subject to adjustment from time to time as follows:

(i) In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series A Preferred Stock, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the Holders of Series A Preferred Stock shall be entitled to receive the kind and number of

shares or other securities of the Corporation which such Holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series A Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Conversion Price pursuant to this paragraph 4(d)(i) shall become effective immediately after the effective date of the event.

(ii) For so long as the Series A Preferred Stock is outstanding, other than in the case of an "Excepted Issuance" (as defined below), if the Corporation shall issue any Common Stock, prior to the complete conversion of the Series A Preferred Stock for a consideration less than the Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, the Conversion Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security or debt instrument of the Corporation, carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock or the modification of any of the foregoing which may be outstanding shall result in an adjustment to the Conversion Price upon the modification or issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price.. "Excepted Issuances" shall include the Corporation's issuance of (i) options to purchase Common Stock pursuant to stock option plans and employee stock purchase plans and any options to purchase Common Stock pursuant to stock option plans and employee stock purchase plans created thereafter, so long as such new plans are approved by the Corporation's shareholders, (ii) Common Stock upon exercise of the options referred to in clause (i), (iii) Common Stock upon the exercise of warrants or other convertible securities outstanding prior to the date hereof, (iv) securities which results in an adjustment to the Conversion Price under Section 4(d)(i) above, (v) Series A Preferred Stock or any shares of Common Stock on conversion thereof, and (vi) securities as payment of liquidated damages in respect of the Series A Preferred Stock.

(e) (i) In case of any merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock) then unless the right to convert shares of Series A Preferred Stock shall have terminated as part of such merger, lawful provision shall be made so that Holders of Series A Preferred Stock shall thereafter have the right to convert each share of Series A Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a Holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such consolidation or merger. Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in sub-paragraph (d) of this paragraph 4. The foregoing provisions of this paragraph 4(e) shall similarly apply to successive mergers.

(ii) In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the Holders of Series A Preferred Stock shall thereafter have the right to convert each share of the Series A Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

(f) Whenever the number of shares to be issued upon conversion of the Series A Preferred Stock is required to be adjusted as provided in this paragraph 4, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series A Preferred Stock and the Common Stock; and the Corporation shall mail to each Holder of record of Series A Preferred Stock notice of such adjusted conversion price not later than the first business day after the event, giving rise to the adjustment.

(g) In case at any time the Corporation shall propose:

(i) to offer for subscription to the Holders of its Common Stock any additional shares of any class or any other rights; or

(ii) any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

(iii) the voluntary dissolution, liquidation or winding-up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least five (5) days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Holders of record of the Series A Preferred Stock.

(h) The term "Common Stock" as used in this Certificate of Designation shall mean the $0.001 par value Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed, or shares of stock of any class or other securities and/or property into which the shares of the Series A Preferred Stock shall at any time become convertible pursuant to the provisions of this paragraph 4.

(i) The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series A Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series A Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

(j) In the event a Holder shall elect to convert any shares of Series A Preferred Stock as provided herein, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, or for any other reason unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of said shares of Series A Preferred Stock shall have been sought and obtained by the Corporation or at the Corporation's request or with the Corporation's assistance and the Corporation posts a surety bond for the benefit of such Holder equal to 120% of the Stated Value sought to be converted, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

(k) In addition to any other rights available to the Holder, if the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 4(c) by the Delivery Date and if within five (5) business days after the Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Corporation shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) within five (5) business days after written notice from the Holder, the amount by which (A) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series A Preferred Stock for which such conversion was not timely honored. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In.

(l) The Corporation represents to the Holders of shares of Series A Preferred Stock that for purposes of "tacking" under Rule 144 promulgated under the Securities Act of 1933 the original date of ownership of any shares of Series A Preferred Stock shall be the date of original ownership by such Holder of the shares of Common Stock owned by such Holder which were surrendered in exchange for shares of Series A Preferred Stock. The Corporation also covenants to comply with all applicable requirements of an issuer for its equity securities to be eligible for resale under Rule 144 (including, but not limited to, requirements as to current reporting).

4. Voting Rights. The Holders of shares of Series A Preferred Stock shall vote together with the holders of the Common Stock on an as converted basis and shall have one vote per share for each share of Common Stock it would have as if the Holder's shares of Series A Preferred Stock had been converted into Common Stock prior to the vote.

5. Dividends.

(a) The holders of shares of the outstanding Series A Preferred Stock shall be entitled, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, to receive cumulative cash dividends at the rate per annum of 6.0% per share on the Liquidation Preference (equivalent to the then in effect Series A Stated Value per annum per share), payable quarterly in arrears (the "Dividend Rate"). Dividends payable for each full quarterly period will be computed by dividing the Dividend Rate by four and shall be payable in arrears on the last day of each calendar quarter ("Quarterly Payment Date") (commencing March 31, 2009) for the quarterly period ending immediately on such Quarterly Payment Date, to the holders of record of Preferred Stock at the close of business on the Quarterly Payment Date. Such dividends shall be cumulative from the issue date for the Series A Preferred Stock ("Issue Date") (whether or not in any period or periods the Board of Directors shall have declared such dividends or there shall be funds of the Corporation legally available for the payment of such dividends) and shall accumulate on a day-to-day basis, whether or not earned or declared, from and after the Issue Date. Dividends payable for any partial period shall be computed on the basis of days elapsed over a 360-day year consisting of twelve 30-day months. Accumulated unpaid dividends accrue and cumulate dividends at the annual rate of 6.0% and are payable in the manner provided in this Section 3.

(b) No dividends will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series A Preferred Stock with respect to any period unless all dividends for all preceding periods have been declared and paid or declared and a sufficient sum set apart for the payment of such upon all outstanding shares of Series A Preferred Stock.

(c) No dividends or other distributions (other than a dividend or distribution payable solely in shares of Junior Stock and other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Junior Stock, nor may any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Junior Stock) by or on behalf of the Corporation (except by conversion into or exchange for shares of Junior Stock, unless full accumulated dividends on the Series A Preferred Stock shall have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the Series A Preferred Stock for all payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition.

(d) Holders of shares of Series A Preferred Stock shall not be entitled to any dividends on the Series A Preferred Stock, whether payable in cash, property or stock, in excess of full cumulative dividends.

(e) In any case where any dividend payment date of any Series A Preferred Stock shall not be a business day, at any place of payment, then payment of dividends need not be made on such date, but may be made on the next succeeding business day at such place of payment with the same force and effect as if made on the payment date; and no dividends shall accumulate on the amount so payable for the period from and after such payment date, as the case may be, to such business day.

6. Prior Approval to Enter Into Transactions. The Corporation may not enter into any transaction which shall result in the issuance of any of its equity except for Excepted Issuances or incur, create, assume or permit to exist any indebtedness except for third party trade indebtedness in the ordinary course of business or indebtedness incurred with respect to a financing with a commercial banking institution without the prior written consent of the holders of at least 50.1% of the then outstanding Series A Preferred Stock.

Dated: March 26, 2009

Andrey Oks.
Chief Executive Officer

<u>EXHIBIT A</u>

NOTICE OF CONVERSION

(To Be Executed By the Registered Holder in Order to Convert Series A Preferred Stock of Optex Systems, Inc.)

The undersigned hereby irrevocably elects to convert $______________ of the Stated Value of the above Series A Preferred Stock into shares of Common Stock of Optex Systems, Inc. (the "Corporation") according to the conditions hereof, as of the date written below.

Date of Conversion: ______________________________

Applicable Conversion Price Per Share: ______________________________

Number of Common Shares Issuable Upon This Conversion: ______________

Select one:

☐ A Series A Convertible Preferred Stock certificate is being delivered herewith. The unconverted portion of such certificate should be reissued and delivered to the undersigned.

☐ A Series A Convertible Preferred Stock certificate is not being delivered to Optex Systems, Inc.

Signature: [signature]

Print Name: ANDREY CIKS

Address: 2702 Watch Hill Drive
Tarrytown, NY 10591

Deliveries Pursuant to this Notice of Conversion Should Be Made to:

____

____

____

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:46 AM 11/23/2011
FILED 11:42 AM 11/23/2011
SRV 111225848 - 4140386 FILE

CERTIFICATE of AMENDMENT of

**CERTIFICATE of INCORPORATION
OF
OPTEX SYSTEMS HOLDINGS, INC.**

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a telephonic meeting of the Board of Directors of Optex Systems Holdings, Inc., (the "Corporation") held on March 16, 2011, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and approving the use of a stockholder consent in lieu of a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Articles thereof numbered Fourth relating to the authorized shares of the Corporation so that, as amended, said Article shall be read as follows:

"FOURTH:

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 2,000,005,000 shares of which 2,000,000,000 shares are designated as common stock, par value $.001 per share (the "Common Stock") and 5,000 shares of which are designated as preferred stock, par value $.001 per share (the "Preferred Stock").

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a consent in lieu of a special meeting of the stockholders of said corporation was duly executed and delivered in accordance with section 228 of the General Corporation Law of the State of Delaware pursuant to which consent the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 18th day of November, 2011.

/s/ Stanley A. Hirschman

Stanley A. Hirschman, President

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:25 PM 03/26/2015
FILED 05:23 PM 03/26/2015
SRV 150418866 - 4140386 FILE

CERTIFICATE OF DESIGNATION, NUMBER, POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE QUALIFICATIONS, LIMITATIONS, RESTRICTIONS, AND OTHER DISTINGUISHING CHARACTERISTICS OF SERIES B PREFERRED STOCK

OF

OPTEX SYSTEMS HOLDINGS, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the "corporation") is Optex Systems Holdings, Inc.

2. The certificate of incorporation as amended of the corporation authorizes the issuance of 5,000 shares of Preferred Stock of a par value of .001 Dollars each and expressly vests in the Board of Directors of the corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

3. The Board of Directors of the corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series B issue of Preferred Stock:

> RESOLVED, that a series of Preferred Stock of the Corporation known as "Series B Preferred Stock" is hereby authorized as set forth in the Attachment A attached hereto; and it is further
>
> FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series A issue of Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

The effective time and date of the series herein certified shall be

Signed on March 26, 2015

Karen L Hawkins
CFO

ATTACHMENT A

TO

CERTIFICATE OF DESIGNATION
OF
SERIES B CONVERTIBLE
PREFERRED STOCK, $.001 PAR VALUE PER SHARE

OF

OPTEX SYSTEMS HOLDINGS, INC.

1. Designation: Number of Shares. The designation of said series of Preferred Stock shall be Series B Convertible Preferred Stock (the "Series B Preferred Stock"). The number of shares of Series B Preferred Stock shall be 1,010. Each share of Series B Preferred Stock shall have a stated value equal to $1,629.16 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Series B Stated Value"), and $.001 par value. The existence of the Preferred Stock shall be perpetual. The Corporation may issues fractional shares of Series B Preferred Stock.

2. Liquidation Rights. Upon the occurrence of a "Liquidation Event" (as defined below), the Holders of the Series B Preferred Stock shall be entitled to receive, and before any payment or distribution shall be made on any Junior Stock, out of the assets of the Corporation available for distribution to stockholders, an amount equal to one (1) times the Series B Stated Value per share of Series B Preferred Stock. Upon the payment in full of all amounts due to the Holders of the Series B Preferred Stock and Junior Stock shall receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the Holders of the Series B Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the Holders of Series B Preferred Stock upon a Liquidation Event, then all such assets of the Corporation shall be distributed to the exclusion of the Holders of Junior Stock ratably among the Holders of the Series B Preferred Stock. "Liquidation Event" shall mean (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations unless (a) the Holders of the Series B Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series B Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation's assets, unless the Holders of a majority of the shares of Series B Preferred Stock elect otherwise. "Junior Stock" shall mean any equity securities of the Corporation other than the Corporation's Series A Preferred Stock and the Series B Preferred Stock.

3. Conversion into Common Stock. Holders of shares of Series B Preferred Stock shall have the following conversion rights and obligations:

(a) Subject to the further provisions of this paragraph 3 each Holder of Series B Preferred Stock shall have the right at any time commencing after the issuance to the Holder of shares of Series B Preferred Stock, to convert such shares (collectively "Stated

Value") into fully paid and non-assessable shares of Common Stock of the Corporation determined in accordance with the applicable "Conversion Price" provided in paragraph 3(b) below (the "Conversion Price").

(b) The number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall the number of shares of Series B Preferred Stock being converted multiplied by the Stated Value per share being converted divided by the Conversion Price. The Conversion Price of the Series B Preferred Stock shall initially be $0.0000025. The Conversion Price shall also be subject to adjustment as described below.

(c) Holder will give notice of its decision to exercise its right to convert the Series B Preferred Stock, or part thereof by telecopying an executed and completed Notice of Conversion (a form of which is annexed as Exhibit A to this Certificate of Designation) to the Corporation via confirmed telecopier transmission. The Holder will not be required to surrender the Series B Preferred Stock certificate until the Series B Preferred Stock has been fully converted. Each date on which a Notice of Conversion is telecopied to the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will itself or cause the Corporation's transfer agent to transmit the Corporation's Common Stock certificates representing the Common Stock issuable upon conversion of the Series B Preferred Stock to the Holder via express courier for receipt by such Holder within five (5) business days after receipt by the Corporation of the Notice of Conversion (the "Delivery Date"). In the event the Common Stock is electronically transferable, then delivery of the Common Stock must be made by electronic transfer provided request for such electronic transfer has been made by the Holder. A Series B Preferred Stock certificate representing the balance of the Series B Preferred Stock not so converted will be provided by the Corporation to the Holder if requested by Holder, provided the Holder has delivered the original Series B Preferred Stock certificate to the Corporation. To the extent that a Holder elects not to surrender Series B Preferred Stock for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Corporation against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount of the Series B Stated Value then owned by the Holder.

In the case of the exercise of the conversion rights set forth in paragraph 3(a) the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation of the Notice of Conversion. The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the recordholder of such Common Stock and shall on the same date cease to be treated for any purpose as the record Holder of such shares of Series B Preferred Stock so converted.

Upon the conversion of any shares of Series B Preferred Stock no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the Holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

The Corporation shall not be required, in connection with any conversion of Series B Preferred Stock, and payment of dividends on Series B Preferred Stock to issue a fraction of a share of its Series B Preferred Stock or Common Stock and may instead deliver a stock certificate representing the next whole number.

The Holder shall not have the right to convert this Series B Preferred Stock pursuant to the terms and conditions hereof and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, the Holder together with any affiliates to the Holder collectively would beneficially own in excess of 4.99% (the "**Maximum Percentage**") of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and other affiliates to the Holder shall include the number of shares of Common Stock held by the Holder and all other affiliates to the Holder plus the number of shares of Common Stock issuable upon conversion of this Series B Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, non-converted portion of this Series B Preferred Stock beneficially owned by the Holder or any other affiliates to the Holder and (B) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Holder or any other Attribution Party to the Holder subject to a limitation on conversion or exercise analogous to the limitation contained in this paragraph 3(c). For purposes of this paragraph 3(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire upon the conversion of this Series B Preferred Stock without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or its transfer agent, if any, setting forth the number of shares of Common Stock outstanding (the "**Reported Outstanding Share Number**"). If the Company receives a Conversion Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder's beneficial ownership, as determined pursuant to this paragraph 3(c), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including any portion of this Series B Preferred Stock, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon conversion of any portion of this Series B Preferred Stock results in the Holder and the other affiliates to the Holder being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of

Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder's and the other affiliates to the Holder's aggregate beneficial ownership exceeds the Maximum Percentage (the "**Excess Shares**") shall be deemed null and void and shall be cancelled *ab initio*, and the Holder shall not have the power to vote or to transfer the Excess Shares. For purposes of clarity, the shares of Common Stock issuable upon conversion of this Series B Preferred Stock in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert any portion of this Series B Preferred Stock pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this paragraph 3(c) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this paragraph 3(c) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to each successor holder of this Series B Preferred Stock.

(d) The Conversion Price determined pursuant to Paragraph 3(b) shall be subject to adjustment from time to time as follows:

(i) In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series B Preferred Stock, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the Holders of Series B Preferred Stock shall be entitled to receive the kind and number of shares or other securities of the Corporation which such Holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series B Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Conversion Price pursuant to this paragraph 3(d)(i) shall become effective immediately after the effective date of the event.

(ii) For so long as the Series B Preferred Stock is outstanding, other than in the case of an "Excepted Issuance" (as defined below), if the Corporation shall issue any Common Stock, prior to the complete conversion of the Series B Preferred Stock for a consideration less than the Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, the Conversion Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security or debt instrument of the Corporation, carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock or the modification of any of the foregoing which may be outstanding shall result in an adjustment to the Conversion Price upon the modification or issuance of the above-described security, debt instrument, warrant, right, or option and

again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price.. "Excepted Issuances" shall include the Corporation's issuance of (i) options to purchase Common Stock pursuant to stock option plans and employee stock purchase plans and any options to purchase Common Stock pursuant to stock option plans and employee stock purchase plans created thereafter, so long as such new plans are approved by the Corporation's shareholders, (ii) Common Stock upon exercise of the options referred to in clause (i), (iii) Common Stock upon the exercise of warrants or other convertible securities outstanding prior to the date hereof, (iv) securities which results in an adjustment to the Conversion Price under paragraph 3(d)(i) above, (v) Series B Preferred Stock or any shares of Common Stock on conversion thereof, and (vi) securities as payment of liquidated damages in respect of the Series B Preferred Stock.

(e) (i) In case of any merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock) then unless the right to convert shares of Series B Preferred Stock shall have terminated as part of such merger, lawful provision shall be made so that Holders of Series B Preferred Stock shall thereafter have the right to convert each share of Series B Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a Holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such consolidation or merger. Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in sub-paragraph (d) of this paragraph 3. The foregoing provisions of this paragraph shall similarly apply to successive mergers.

(ii) In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the Holders of Series B Preferred Stock shall thereafter have the right to convert each share of the Series B Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

(f) Whenever the number of shares to be issued upon conversion of the Series B Preferred Stock is required to be adjusted as provided in this paragraph, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series B Preferred Stock and the Common Stock; and the Corporation shall mail to each Holder of record of Series B Preferred Stock notice of such adjusted conversion price not later than the first business day after the event, giving rise to the adjustment.

(g) In case at any time the Corporation shall propose:

(i) to offer for subscription to the Holders of its Common Stock any additional shares of any class or any other rights; or

(ii) any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

(iii) the voluntary dissolution, liquidation or winding-up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least five (5) days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Holders of record of the Series B Preferred Stock.

(h) The term "Common Stock" as used in this Certificate of Designation shall mean the $0.001 par value Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed, or shares of stock of any class or other securities and/or property into which the shares of the Series B Preferred Stock shall at any time become convertible pursuant to the provisions of this paragraph.

(i) The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series B Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series B Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

(j) In the event a Holder shall elect to convert any shares of Series B Preferred Stock as provided herein, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, or for any other reason unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of said shares of Series B Preferred Stock shall have been sought and obtained by the Corporation or at the Corporation's request or with the Corporation's assistance and the Corporation posts a surety bond for the benefit of such Holder equal to 120% of the Stated Value sought to be converted, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

(k) In addition to any other rights available to the Holder, if the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 3(c) by the Delivery Date and if within five (5) business days after the Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Corporation shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) within five (5) business days after written notice from the Holder, the amount by which (A) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series B Preferred Stock for which such conversion

was not timely honored. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In.

(l) The Corporation represents to the Holders of shares of Series B Preferred Stock that for purposes of "tacking" under Rule 144 promulgated under the Securities Act of 1933 the original date of ownership of any shares of Series B Preferred Stock shall be the date of original ownership by such Holder of the shares of Common Stock owned by such Holder which were surrendered in exchange for shares of Series B Preferred Stock. The Corporation also covenants to comply with all applicable requirements of an issuer for its equity securities to be eligible for resale under Rule 144 (including, but not limited to, requirements as to current reporting).

4. Voting Rights. The Holders of shares of Series B Preferred Stock shall vote together with the holders of the Common Stock on an as converted basis and shall have one vote per share for each share of Common Stock it would have as if the Holder's shares of Series B Preferred Stock had been converted into Common Stock prior to the vote.

<u>EXHIBIT A</u>

NOTICE OF CONVERSION

(To Be Executed By the Registered Holder in Order to Convert Series B Preferred Stock of Optex Systems, Inc.)

The undersigned hereby irrevocably elects to convert $____________ of the Stated Value of the above Series B Preferred Stock into shares of Common Stock of Optex Systems Holdings, Inc. (the "Corporation") according to the conditions hereof, as of the date written below.

Date of Conversion: ____

Applicable Conversion Price Per Share: ______________________________

Number of Common Shares Issuable Upon This Conversion: _______________

Select one:

□ A Series B Convertible Preferred Stock certificate is being delivered herewith. The unconverted portion of such certificate should be reissued and delivered to the undersigned.

□ A Series B Convertible Preferred Stock certificate is not being delivered to Optex Systems Holdings, Inc.

Signature: ____

Print Name: ____

Address: ____

____

Deliveries Pursuant to this Notice of Conversion Should Be Made to:

____

____

____

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:14 PM 04/01/2015
FILED 07:26 PM 04/01/2015
SRV 150455041 - 4140386 FILE

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

Optex Systems Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Optex Systems Holdings, Inc..
2. That a Certificate of DESIGNATION OF SERIES B PREFERRED STOCK
   (Title of Certificate Being Corrected)
   was filed by the Secretary of State of Delaware on March 26, 2015 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3. The inaccuracy or defect of said Certificate is: (must be specific)

   Para. 3(b) of Att. A to the Cert. lists conv. price as $.0000025. It should be $.0025.
4. Article Par3(b), Att A of the Certificate is corrected to read as follows:

   See Exhibit A attached hereto.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 1st day of April, A.D. 2015.

By: [signature]
Authorized Officer

Name: Karen L Hawkins
Print or Type

Title: CFO

EXHIBIT A TO CERTIFICATE OF CORRECTION DATED APRIL 1, 2015

(b) The number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall the number of shares of Series B Preferred Stock being converted multiplied by the Stated Value per share being converted divided by the Conversion Price. The Conversion Price of the Series B Preferred Stock shall initially be $0.0025 per share. The Conversion Price shall also be subject to adjustment as described below.

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:25 PM 07/22/2015
FILED 04:24 PM 07/22/2015
SRV 151081629 - 4140386 FILE

CERTIFICATE of AMENDMENT of

CERTIFICATE of INCORPORATION

OF

OPTEX SYSTEMS HOLDINGS, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Optex Systems Holdings, Inc., (the "Corporation") resolutions were duly adopted setting forth proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and requesting consent of the stockholders of the Corporation to adopt said amendment. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article thereof numbered FOURTH which is amended by:

AMENDMENT 1: adding the following paragraph at the end thereof:

"Upon the Effective Date of this Certificate of Amendment, each 600 shares of Common Stock issued and outstanding on the Effective Date (the "Old Common Stock") shall be converted into one (1) share of Common Stock, respectively (the "New Common Stock"), subject to the treatment of fractional share interests as described below. A holder of 600 shares shall be entitled to receive, upon surrender of a stock certificate or stock certificates representing such Old Common Stock (the "Old Certificates," whether one or more) to the Corporation for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. No certificates representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. In lieu of such fractional shares, each holder of Common Stock who or that would otherwise have been entitled to a fraction of a share of such common stock upon surrender of such holder's Old Certificates will be entitled to receive one whole share of such common stock. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation determines that a holder of Old Certificates has not tendered all his or her certificates for exchange, the Corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that any stockholder will not be entitled to receive more than one share of New Common Stock in lieu of fractional shares. In order to preserve all round lots, holders of less than 100 shares before the Reverse Split shall have the same number of shares after the Reverse Split as before the Reverse Split, and holder of 100 shares to 60,000 shares before the Reverse Split shall have 100 shares after the Reverse Split. From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law".

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the Company received the requisite consent of its stockholders to adopt said amendment by written consent in lieu of a meeting.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 22nd day of July, 2015.

/s/ Karen Hawkins

Karen Hawkins, CFO

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:32 PM 09/29/2015
FILED 04:32 PM 09/29/2015
SR 20150311893 - File Number 4140386

CERTIFICATE of AMENDMENT of

CERTIFICATE of INCORPORATION

OF

OPTEX SYSTEMS HOLDINGS, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Optex Systems Holdings, Inc., (the "Corporation") resolutions were duly adopted setting forth proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and requesting consent of the stockholders of the Corporation to adopt said amendment, which shall be effective on October 7, 2015. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article thereof numbered FOURTH which is amended by:

AMENDMENT 1: adding the following paragraph at the end thereof:

"Upon the Effective Date of this Certificate of Amendment, each 1,000 shares of Common Stock issued and outstanding on the Effective Date (the "Old Common Stock") shall be converted into one (1) share of Common Stock, respectively (the "New Common Stock"), subject to the treatment of fractional share interests as described below. A holder of 1,000 shares shall be entitled to receive, upon surrender of a stock certificate or stock certificates representing such Old Common Stock (the "Old Certificates," whether one or more) to the Corporation for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. No certificates representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. In lieu of such fractional shares, each holder of Common Stock who or that would otherwise have been entitled to a fraction of a share of such common stock upon surrender of such holder's Old Certificates will be entitled to receive one whole share of such common stock. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation determines that a holder of Old Certificates has not tendered all his or her certificates for exchange, the Corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that any stockholder will not be entitled to receive more than one share of New Common Stock in lieu of fractional shares. In order to preserve all round lots, holders of less than 100 shares before the Reverse Split shall have the same number of shares after the Reverse Split as before the Reverse Split, and holder of 100 shares to 100,000 shares before the Reverse Split shall have 100 shares after the Reverse Split. From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law".

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the Company received the requisite consent of its stockholders to adopt said amendment by written consent in lieu of a meeting.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 29th day of September, 2015.

/s/ Karen Hawkins

Karen Hawkins, CFO

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:01 PM 08/23/2016
FILED 05:01 PM 08/23/2016
SR 20165488267 - File Number 4140386

OPTEX SYSTEMS HOLDINGS, INC.

**CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES C CONVERTIBLE PREFERRED STOCK**

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

The undersigned, Danny Schoening and Karen Hawkins, do hereby certify that:

1. They are the Chief Executive Officer and Chief Financial Officer, respectively, of Optex Systems Holdings, Inc., a Delaware corporation (the "Corporation").

2. The Corporation is authorized to issue 5,000 shares of preferred stock, 1,338.4 of which have been issued.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the "Board of Directors"):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 400 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Underwriting Agreement, up to 400 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

"Alternate Consideration" shall have the meaning set forth in Section 7(d).

"Beneficial Ownership Limitation" shall have the meaning set forth in Section 6(d).

"Business Day" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"Buy-In" shall have the meaning set forth in Section 6(c)(iv).

"Commission" means the United States Securities and Exchange Commission.

"Common Stock" means the Corporation's common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Common Stock Equivalents" means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

"Conversion Amount" means the sum of the Stated Value at issue.

"Conversion Date" shall have the meaning set forth in Section 6(a).

"Conversion Price" shall have the meaning set forth in Section 6(b).

"Conversion Shares" means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Fundamental Transaction" shall have the meaning set forth in Section 7(d).

"GAAP" means United States generally accepted accounting principles.

"Holder" shall have the meaning given such term in Section 2.

"New York Courts" shall have the meaning set forth in Section 8(d).

"Notice of Conversion" shall have the meaning set forth in Section 6(a).

"Original Issue Date" means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

"Preferred Stock" shall have the meaning set forth in Section 2.

"Representative" means Joseph Gunnar & Co., LLC.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Share Delivery Date" shall have the meaning set forth in Section 6(c).

"Stated Value" shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.

"Subsidiary" means any subsidiary of the Corporation and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date hereof.

"Successor Entity" shall have the meaning set forth in Section 7(d).

"Trading Day" means a day on which the principal Trading Market is open for business.

"Trading Market" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

"Transfer Agent" means Equity Stock Transfer, LLC, the current transfer agent of the Corporation, with a mailing address of 237 West 37th Street, Suite 601, New York, New York 10018 and a facsimile number of (347) 584-3644, and any successor transfer agent of the Corporation.

"Underwriting Agreement" means the underwriting agreement, dated as of August 22, 2016, between the Corporation and the Representative as representative of the underwriters named therein, as amended, modified or supplemented from time to time in accordance with its terms.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series C Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be up to 400 (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a "Holder" and collectively, the "Holders")). Each share of Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $5,000 (the "Stated Value"). The shares of Preferred Stock shall initially be issued and maintained in the form of securities held in book-entry form and the Depository Trust Company or its nominee ("DTC") shall initially be the sole registered holder of the shares of Preferred Stock. In the event fractional shares of Preferred Stock are issued to Holders and the fractional shares cannot be transferred by DTC or its nominee, such fractional shares shall be rounded up to the next whole share.

Section 3. Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal (on an as-if-converted-to-Common-Stock basis (without giving effect to the Beneficial Ownership Limitation)) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Preferred Stock, and the Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to participate on an as-converted-to-Common Stock basis (without giving effect to the Beneficial

Ownership Limitation) with holders of the Common Stock in any distribution of assets of the Corporation to the holders of the Common Stock.

Section 6. Conversion.

a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion"). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile or e-mail such Notice of Conversion to the Corporation (such date, the "Conversion Date"). Upon delivery of the Notice of Conversion, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Conversion Shares with respect to which the shares of Preferred Stock have been converted irrespective of the date of delivery of the Conversion Shares, provided that the Holder shall deliver such converted shares of Preferred Stock to the Transfer Agent via the DTC's Deposit/Withdrawal at Custodian system within two Trading Days of delivery of the Notice of Conversion. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

Without limiting the rights and remedies of a holder of Preferred Stock hereunder and without limiting the right of a Holder to deliver a Notice of Conversion to the Corporation, a holder whose interest in the shares of Preferred Stock is a beneficial interest in certificate(s) representing the shares

of Preferred Stock held in book-entry form through DTC (or another established clearing corporation performing similar functions), may effect conversions made pursuant to this Section 6(a) by delivering to DTC (or such other clearing corporation, as applicable) the appropriate instruction form for conversion, complying with the procedures to effect conversions that are required by DTC (or such other clearing corporation, as applicable).

b) Conversion Price. The conversion price for the Preferred Stock shall equal **$1.20**, subject to adjustment herein (the "Conversion Price").

c) Mechanics of Conversion

i. Delivery of Conversion Shares Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the "Share Delivery Date"), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, which Conversion Shares shall be free of restrictive legends and trading restrictions and a bank check in the amount of accrued and unpaid dividends, if any. The Corporation shall deliver (or cause to be delivered) the Conversion Shares electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

ii. Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, in addition to any other rights herein, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

iii. Obligation Absolute; Partial Liquidated Damages. The Corporation's obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall

not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(c)(i) on the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the third Trading Day and increasing to $40 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder's right to pursue actual damages for the Corporation's failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iv. Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder's brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "Buy-In"), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder's total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order

giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver the Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

v. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vii. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer

involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

d) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder's Affiliates, and any Persons acting as a group together with such Holder or any of such Holder's Affiliates (such Persons, "Attribution Parties")) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder's determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules

and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation's most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder (which may be via email), the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The "Beneficial Ownership Limitation" shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

Section 7. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the "Purchase Rights"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder's Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder's right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation)

c) Pro Rata Distributions. During such time as this Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), at any time after the issuance of this Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d) Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii)

the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a "Fundamental Transaction"), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders' right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the "Successor Entity") to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of

this Section 7(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Preferred Stock, deliver to the Holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Preferred Stock (without regard to any limitations on the conversion of this Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the "Corporation" shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein.

e) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

f) Notice to the Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder by facsimile or email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or

merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered by facsimile or email to each Holder at its last facsimile number or email address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, by e-mail or sent by a nationally recognized overnight courier service, addressed to the Corporation at 1420 Presidential Drive, Richardson, Texas 75081-2439, Attention: Karen Hawkins, facsimile number: (972) 234-3544, email address: khawkins@optexsys.com, or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, by e-mail or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation,

or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. To the extent that any notice provided pursuant to this Certificate of Designation constitutes, or contains, material, non-public information regarding the Corporation or any Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. Notwithstanding any other provision of this Certificate of Designation, where this Certificate of Designation provides for notice of any event to a Holder, if the Preferred Stock is held in global form by DTC (or any successor depositary), such notice may be delivered via DTC (or such successor depositary) pursuant to the procedures of DTC (or such successor depositary).

b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c) Lost or Mutilated Preferred Stock Certificate. If a Holder's Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "New York Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction

contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i) Status of Converted or Redeemed Preferred Stock. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Convertible Preferred Stock.

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RESOLVED, FURTHER, that the Chief Executive Officer and the Chief Financial Officer of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 23rd day of August 2016.

/s/ Danny Schoening
Name: Danny Schoening
Title: Chief Executive Officer

/s/ Karen L. Hawkins
Name: Karen L. Hawkins
Title: Chief Financial Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the "Common Stock"), of Optex Systems Holdings, Inc., a Delaware corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: ____________________________

Number of shares of Preferred Stock owned prior to Conversion: ______________

Number of shares of Preferred Stock to be Converted: ________________

Stated Value of shares of Preferred Stock to be Converted: ______________

Number of shares of Common Stock to be Issued: ________________

Applicable Conversion Price: __________________________

Number of shares of Preferred Stock subsequent to Conversion: ______________

Address for Delivery: __________________
Or

DWAC Instructions:
Broker no: ________
Account no: _________

[HOLDER

By: ________________________
Name:
Title:

STATE OF DELAWARE
CERTIFICATE FOR REVIVAL OF CHARTER

The corporation organized under the laws of the State of Delaware, the charter of which was voided for non-payment of taxes and/or for failure to file a complete annual report, now desires to procure a revival of its charter pursuant to Section 312 of the General Corporation Law of the State of Delaware, and hereby certifies as follows:

1. The name of the corporation is Optex Systems Holdings, Inc.

and, if different, the name under which the corporation was originally incorporated SUSTUT EXPLORATION INC.

2. The Registered Office of the corporation in the State of Delaware is located at 251 LITTLE FALLS DRIVE (street), in the City of WILMINGTON, County of NEW CASTLE Zip Code 19808. The name of the Registered Agent at such address upon whom process against this Corporation may be served is Corporation Service Company.

3. The date of filing of the Corporation's original Certificate of Incorporation in Delaware was 04/11/2006.

4. The corporation desiring to be revived and so reviving its certificate of incorporation was organized under the laws of this State.

5. The corporation was duly organized and carried on the business authorized by its charter until the 01 day of March A.D. 2020, at which time its charter became inoperative and void for non-payment of taxes and/or failure to file a complete annual report and the certificate for revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

By: [signature]
Authorized Officer

Name: Karen L. Hawkins, CFO
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:03 PM 03/27/2020
FILED 04:03 PM 03/27/2020
SR 20202429671 - File Number 4140386